UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 7, 2007

Interstate Hotels & Resorts, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14331	52-2101815
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4501 North Fairfax Drive, Suite 500, Arlington, Virginia		22203
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 387-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

Interstate Hotels & Resorts, Inc. entered into a new senior secured credit facility, as described below under Item 2.03. That description of the credit facility (and related transactions) is incorporated in this item by reference. The terms "we" and "our" refer to Interstate Hotels & Resorts, Inc.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

General

On March 9, 2007, we entered into a senior secured credit facility with various lenders. Lehman Brothers Inc. was the sole lead arranger and sole bookrunner for the new facility. The senior secured credit facility replaces our prior amended and restated senior secured credit facility and provides aggregate loan commitments of a $65 million term loan and a $60 million revolving credit facility. The senior secured credit facility has a scheduled maturity of March 9, 2010.

On March 9, 2007, we borrowed $65 million (the term loan). We used a portion of these borrowings to repay the outstanding balance of $15.5 million under our prior amended and restated senior secured credit facility and fees and expenses related to the repayments and the new credit facility. On April 1, 2007, we plan to repay our $19 million non-recourse mortgage loan associated with the Hilton Concord.

The term loan is repayable in quarterly installments equal to 1.0% per annum of the initial aggregate principal amount of the term loan, or $650,000 annually, with the remainder repayable upon maturity. The revolving credit facility does not require installment payments but rather the repayments are determined by the financial covenants and other covenants described below.

As with the prior facility, the debt under the senior secured credit facility is guaranteed by certain of our existing subsidiaries and secured by pledges of ownership interests, owned hospitality properties, and other collateral that was not previously prohibited from being pledged by any of our existing contracts or agreements.

Financial Covenants

The senior secured credit facility contains certain financial covenants. Amounts available for borrowing under the credit facility vary depending on our leverage ratio (as defined). The leverage ratio must be less than 4.50 to 1.00 at all times. In addition, we are subject to debt service coverage ratio (as defined). At the end of the Rolling Period (defined as the immediately preceding four fiscal quarters) we must maintain a debt service coverage ratio of not less than 2.75 to 1.00. We must also maintain an adjusted net worth (as defined) of not less than $150 million as the same may be adjusted as a result of certain events following closing. In addition, we are subject to a first lien Adjusted EBITDA ratio (as defined). At the end of each Rolling Period our total Adjusted EBITDA of the Owned Hospitality Properties (as defined) that are subject to a Mortgage in favor of the Administrative Agent for the benefit of the Lenders must not be less than 45% of the total Adjusted EBITDA of the Owned Hospitality Properties. As with our previous amended and restated senior credit facility, our new facility contains covenants that include maintenance of financial ratios at the end of each quarter, compliance reporting requirements and other customary restrictions.

Interest and Fees

We will pay interest on borrowings under the senior secured credit facility at an interest rate under both the revolving credit facility and the term loan ranging from LIBOR plus 250 basis points to LIBOR plus 275 basis points. The actual rate for both the revolving credit facility and the term loan depends on the results of certain financial tests. As of March 9, 2007, based on those financial tests, borrowings under both the revolving credit facility and the term loan bear interest at a rate of LIBOR plus 275 basis points. To the extent that amounts under the credit facility remain unused, we pay a commitment fee of 0.5% per annum, of the average daily unused portion of the loan commitment. Administrative Agent’s fees are also paid to the agent for acting as an administrative agent of $50,000 annually. In our prior facility, the interest rate associated with the revolving credit facility ranged from LIBOR plus 325 to 350 basis points and the interest rate associated with the term loan ranged from LIBOR plus 450 to 550 basis points, both depending upon the results of certain financial tests. The $19 million non-recourse mortgage loan associated with the Hilton Concord bears an interest rate of LIBOR plus 225 basis points.

Other Covenants and Events of Acceleration

As with the prior facility, the senior secured credit facility includes usual and customary events of default for facilities of this nature, and provides that upon occurrence and continuation of an event of default, (i) payment of all amounts payable under the credit facility may be accelerated, (ii) the obligation of each lender to make advances and the obligation of each issuing bank to issue, increase, or extend letters of credit shall immediately be terminated, (iii) all obligations relating to the facility shall be immediately due and payable and (iv) we would be required to deposit an amount of cash equal to the obligations as security for the lenders behalf.

Existing Relationships with the Lenders

We have ongoing relationships with Lehman Brothers Inc., Société Générale, Calyon New York Branch, Merrill Lynch Capital Bank of America, N.A., and Wachovia Bank, N.A. that are parties to the senior secured credit facility for which they have received customary fees and expenses.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 7, 2007, the Board of Directors of Interstate Hotels & Resorts, Inc. (the "Company"), following the Compensation Committee's approval, finalized the performance measures for the Company’s 2007 cash bonus awards for executive officers and certain other corporate office associates of the Company ("Eligible Associates"). The amount of annual cash bonus an Eligible Associate may receive is based upon the achievement of goals related to (a) Company performance as measured by EBITDA (earnings before interest, taxes, depreciation and amortization), (b) Company performance as measured by EPS (earnings per share) and (c) an associate’s individual and departmental performance. Associate performance is based on individual and departmental objectives established by senior management and department heads. EBITDA, EPS and associate performance each represent one-third of an associate’s bonus potential.

By way of illustration, assume (a) the Company achieved 110% of 2007 budgeted EBITDA allowing an Eligible Associate to receive a bonus equal to 5% of base compensation, (b) the Company achieved 130% of budgeted EPS allowing the Eligible Associate to receive a bonus equal to 10% of base compensation, and (c) the Eligible Associate earned 60% of their performance bonus allowing for a bonus of 6% of base compensation. Based on these assumptions, the Eligible Associate earned a total bonus equal to 21% of base compensation (the sum of the 5% bonus from EBITDA achievement, the 10% bonus from EPS achievement and the 6% bonus based on associate performance).

The maximum potential bonus each Eligible Associate is eligible to receive assuming the Company achieved the maximum EBITDA and EPS thresholds for the year and the associate achieved 100% of their individual performance objectives for the year is based on the associate’s title and experience level. For senior executives with employment agreements, the maximum potential bonus they can receive is specified in their employment agreement with the Company and outlined in the Company’s annual proxy statement. In general, if the Company achieves the minimum target EBITDA and EPS for the year and earns 50% of the portion of their bonus based on individual performance, an Eligible Associate is eligible to receive approximately fifty percent of their maximum potential bonus.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interstate Hotels & Resorts, Inc.

March 13, 2007	By:	/s/ Christopher L. Bennett

Name: Christopher L. Bennett
Title: EVP & General Counsel